XZERES Corp. Obtains New $6.5 Million Credit Facility

WILSONVILLE, ORE. (4/05/2013) -- XZERES Corp (OTCQB: XPWR), designer, manufacturer and marketer of small (2.5 – 10KW) wind-powered, distributed energy turbines and other renewable energy products, today obtained a new $6.5 million credit facility.

Renewable Power Resources, LLC, comprised of a group of world-class strategic investors with strong interest in distributed renewable power generation, provided the credit facility to support XZERES’ 2013 near term and strategic growth objectives. According to XZERES CEO, Frank Greco, “Renewable Power Resources offers a wide array of interests and relationships in areas such as agriculture, commercial/industrial real estate, and other unique global industrial markets, something we look forward to leveraging in an effort to further the added values to the Company’s growth opportunities.”

Additionally, Frank Greco stated, “As the Company’s largest single funding to-date, coupled with our improved market position, global demand, and lower cost structure, we believe this financing will enable XZERES to achieve its goals and dramatically improve delivery times, order flow with vendors, and build out of finished units to react quickly to the growing demand for Xzeres products.”

Expanded Global Opportunities for 2013

To date, XZERES’ has developed a strong global presence primarily driven by the US and UK markets. XZERES’ is highly recognized for its uptime and durability, as well as its highly engineered products including its marine grade turbine. According to Greco, “while we anticipate the U.S. and particularly the UK to remain major drivers in our business, 2013 expects to benefit from our efforts to further expand globally. Already, XZERES has meaningful activities in process and developing in Vietnam, Japan, the Caribbean and other parts of continental Europe.”

In addition to the expanding global market opportunities for our turbine products, the Company is equally excited about the growing domestic interest in its Power Efficiency products. “An increasing number of dealers and potential customers are beginning to recognize the ability of our PE products to help drive savings in their energy bills” stated Greco. XZERES anticipates the PE product line to add a meaningful contribution in 2013.

The Importance of Distributed Generation Versus Centralized (Utility-Scale) Generation

Distributed wind -- wind energy that is used wholly or partially at the site where the equipment is deployed and the energy is generated -- is growing worldwide at an annual rate of approximately 35%. It is a fundamentally different business with different economics and market drivers then the utility scale wind projects that grab newspaper headlines, Greco emphasized. He said that “Farmers, ranchers, home owners, small businesses, corporations and governments are discovering that distributed wind can dramatically reduce operating costs and serve as a hedge against future electricity rate hikes.”

Unlike utility-scale wind, Greco pointed out that “Distributed wind requires no infrastructure (transmission) upgrades since the power that is generated is used primarily on-site. As a result, several U.S. states now provide long term incentives for small wind that add to its economic appeal, while Feed-In Tariffs, which allow for the sale of excess electricity, are stimulating strong demand in areas like the UK, Europe and Asia.”

“While utility-scale wind has garnered the lion’s share of attention, we believe the future of wind lies with distributed wind, thanks to its economic benefits, its versatility and its ease of implementation,” Greco said. “The price and quality of our products, combined with our global marketing platform, have placed us in a leading position to take advantage of this largely untapped and growing market.”

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Over the past three years, XZERES has invested substantial resources toward making its products world and best in class, establishing a global footprint, and implementing a quality supply-chain, distribution and service platform. According to Greco “XZERES has been on a longer-than-anticipated journey toward success, but with this larger, more adequate funding source in place, we now look forward to demonstrating the Company’s capability and leveraging all the years of work and effort to put the Company in position for accelerated growth and performance.”

For more information about XZERES or any of its products, please visit www.xzeres.com and www.xzeresenergy.com as well as www.xzeres.co.uk

About XZERES Corp:

XZERES Corp. is a renewable energy and clean energy technology company that designs, develops, manufactures and markets distributed generation wind power systems as well as power management and power efficiency solutions for the commercial, light industrial and residential markets. Our grid-connected and off-grid wind turbine systems, which consist of our 2.5kW and 10kW devices and related equipment, are utilized for electrical power generation for applications and markets including residential, micro-grid based rural and island electrification, agricultural, small business and rural electric utility systems, as well as other private, corporate infrastructure and government applications. Our wind power systems are focused on distributed energy, where a specific machine's energy output is largely or entirely used on-site where the equipment is installed, as well as grid-connected applications. While many of our customers take advantage of local net-metering rules within the United States and Feed-In Tariffs (to sell power back to the grid) that are available in Europe and internationally, our wind power systems are not dependent on transmission needs to carry the energy produced to another location and are therefore well suited for remote electrification, available with or without a battery-coupled solution. Our power management and power efficiency solutions are deployed primarily for commercial and light industrial applications, and secondarily for residential usage and target both urban and rural customers. For more information please see the company's web site at www.xzeres.com and www.xzeresenergy.com.

Forward-Looking Statements and Safe Harbor Statement:

The information provided herein may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Exchange Act of 1934, as amended and such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those identified under "Risk Factors" in the Company's filings made with the Securities Exchange Commission. Actual results may differ materially from those contemplated by these forward-looking statements and the Company does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this press release.

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